CONSENT OF SGS LAKEFIELD RESEARCH LTD.

Reference is made to the Annual Report on Form 40-F for the year ended December 31, 2006 (the “Annual Report”) of Cumberland Resources Ltd. (the “Company”), filed with the U.S. Securities and Exchange Commission.

We hereby consent to the references to our name under the heading “Narrative Description of Business -- Meadowbank Gold Project, Nunavut Territory, Canada” in the Company’s Annual Information Form for the year ended December 31, 2006 which is included as part of the Annual Report, and to all other references to our name included or incorporated by reference in the Annual Report.

SGS Lakefield Research Ltd.

By: /s/ Steven Willams

Name:

Steven R. Williams

Title:

Vice President, Metallurgy Business Development

March 27, 2007